PRESS RELEASE November 8, 2011	For Immediate Release Contact: Tim Clayton Chief Financial Officer email: tclayton@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Third Quarter 2011
Financial Results

Q3 Revenues grow 23% to $5.2 Million

RIVER FALLS, WI- November 8, 2011- Sajan, Inc., (SAJA.OB) a provider of global language services and translation management software, today reported financial results for the quarter ended September 30, 2011.

Revenues for the quarter ended September 30, 2011 were $5.2 million, which represented an increase of 23% over revenues for the quarter ended September 30, 2010 of $4.2 million.  Net loss for the third quarter of 2011 was approximately $141,000, or $0.01 per share, compared to net loss of approximately $568,000 or $0.04 per share for the same quarter last year.  Financial results included non-cash expense related to stock options of approximately $54,000 or $0.00 per share in the three months ended September 30, 2011 compared to approximately $60,000 or $0.00 per share in the three month period ended September 30, 2010.

Revenues for the nine months ended September 30, 2011 were $15.8 million, which represented an increase of 37% over revenues for the same period in 2010 of $11.6 million.  Net loss for the nine months ended September 30, 2011 was approximately $159,000, or $0.01 per share, compared to net loss of approximately $2.6 million or $0.18 per share for the same period last year.  Financial results for the nine month periods included non-cash expense related to stock options of approximately $162,000 or $0.01 per share in the nine months ended September 30, 2011 compared to approximately $517,000 or $0.04 per share in the nine months ended September 30, 2010.

The results for the nine months ended September 30, 2010 included legal, accounting and investment banking fees, associated with the February, 2010 merger with MathStar, Inc.

Conference Call Details
The Company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call today at 10:30 a.m. CT. The Company invites all those interested to join the call by dialing 888-469-1336 and entering access code 7540313.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 5:00 p.m. CST on November 15, 2011 by dialing 866.458.2720.

About Sajan

Sajan is a leading provider of global language translation and localization services, helping clients around the world expand seamlessly into any global market.  The foundation of our solution is our industry leading language translation management system technology – GCMSTM  – which provides process automation and innovative multilingual content reuse to provide schedule predictability, higher quality and cost efficiencies to our clients. By working closely with our clients, Sajan’s experienced team of localization professionals develop tailored solutions which provide flexibility to any large or small business who truly desire to “think globally, but act locally.” Based out of the United States, we also have offices in Ireland, Spain and India. Sajan is publicly traded under the symbol SAJA.OB. Learn more about Sajan at www.sajan.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 30, 2011, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$5,185,758	$4,209,245	$15,816,444	$11,551,767

Operating Costs:
Cost of revenues (exclusive of depreciation and amortization)	3,053,872	2,563,706	9,350,483	6,614,335
Sales and marketing	647,477	838,906	1,908,708	2,571,394
Research and development	443,608	327,184	1,235,749	1,288,376
General and administrative	986,425	816,533	2,890,473	2,994,117
Depreciation and amortization	173,746	217,009	552,953	682,748
Income (loss) from Operations	(119,370)	(554,093)	(121,922)	(2,599,203)
Other income (expense), net	(21,797)	(13,860)	(36,619)	(72,099)
Income (loss) before income taxes	(141,167)	(567,953)	(158,541)	(2,671,302)
Income tax (benefit)	-	-	-	(62,311)
Net income (loss)	(141,167)	(567,953)	(158,541)	(2,608,991)

Income (loss) per common share – basic & diluted	(0.01)	(0.04)	(0.01)	(0.18)

Weighted average shares outstanding – basic & diluted	16,027,799	16,009,331	16,019,386	14,658,770

Sajan, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011 (Unaudited)	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$1,838,819	$1,903,229
Restricted cash	-	1,000,000
Accounts receivables, net of allowance of $15,000	3,246,665	3,267,120
Other current assets	1,402,217	818,821
Total current assets	6,487,701	6,989,170
Property and equipment, net	820,405	747,540
Other assets, net	296,283	667,495
Total assets	$7,604,389	$8,404,205

Liabilities and Stockholders' Equity
Current liabilities
Payables	$1,941,908	$1,969,094
Notes Payable	750,000	1,250,000
Other current liabilities	2,253,503	1,701,307
Total current liabilities	4,945,411	4,920,401
Long-term liabilities	45,468	750,000
Total liabilities	4,990,879	5,670,401
Stockholders' equity	2,613,510	2,733,804
Total liabilities and stockholders' equity	$7,604,389	$8,404,205

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